UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	February 18, 2011

Kenexa Corporation (Exact Name of Issuer as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	000-51358 (Commission File Number)	23-3024013 (I.R.S. Employer Identification Number)

650 East Swedesford Road, Wayne, Pennsylvania (Address of Principal Executive Offices)	19087 (Zip Code)

(610) 971-9171 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2011, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Kenexa Corporation (the “Company”) approved the following base salaries for 2011 for certain of the Company’s executive officers:  Rudy Karsan, Chief Executive Officer and Chairman of the Board, $500,000; Troy A. Kanter, President and Chief Operating Officer, $500,000; Donald F. Volk, Chief Financial Officer, $300,000; Archie L. Jones, Vice President of Business Development, $225,000; and Jim Restivo, Chief Knowledge Officer, $225,000.

The Compensation Committee of the Company also approved performance objectives for certain of the Company’s executive officers to be used in connection with evaluating performance and determining the annual bonus amounts payable to these officers for 2011 pursuant to the Company’s Executive Officer Bonus Program.  Mr. Karsan, Mr. Kanter, Mr. Volk and Mr. Restivo’s bonuses are calculated based upon the non-GAAP income from operations results for the year. This measure is defined as GAAP income from operations adjusted for share-based compensation, amortization of intangibles associated with acquisitions and other non-recurring expenses as management deems applicable.  The executive officer earns the maximum bonus if the Company reaches its upper target threshold.  If the target falls between the lower and upper threshold, the named executive officer will earn a bonus as determined based on linear interpolation.  In addition, Mr. Restivo’s objective bonus is related to the delivery and installation of new products and certain product bookings.  The maximum performance bonus amounts for these executive officers for 2011 pursuant to the Company’s Executive Officer Bonus program are as follows:  Mr. Karsan, $475,000; Mr. Kanter, $475,000; Mr. Volk, $375,000; and Mr. Restivo, $250,000.  Mr. Jones’ bonus is based on revenue from acquisitions, business expansion in Japan and an increase in the number of new partnership deals for which he is responsible.  The maximum performance bonus amount for Mr. Jones is $250,000.

Each of Mr. Karsan, Mr. Kanter, Mr. Volk, Mr. Jones and Mr. Restivo also participates in the company-wide IMM Bonus program. The IMM is an index calculated based upon new sales contracts, sales to large customers, and income as a percentage of sales. The index for Mr. Karsan, Mr. Kanter, Mr. Volk and Mr. Restivo is set at a stretch level for maximum payout of $75,000, 90% of the stretch target attains a payout of $50,000 and 80% of the stretch target attains a payout of $25,000. The index for Mr. Jones is set at a stretch level for maximum payout of $50,000, 90% of the stretch target attains a payout of $33,000 and 80% of the stretch target attains a payout of $16,000. Below 80% of stretch target for each NEO equals zero payout.

On February 16, 2011, the Compensation Committee approved the grant of options to purchase shares of the Company’s common stock under the Company’s 2005 Equity Inventive Plan (the “Plan”) to the following executive officers and in the following amounts (the “Options”):  Mr. Karsan, options to purchase 100,000 shares of common stock; Mr. Kanter, options to purchase 100,000 shares of common stock; Mr. Volk, options to purchase 40,000 shares of common stock; Mr. Jones, options to purchase 6,000 shares of common stock; and Mr. Restivo, options to purchase 1,000 shares of common stock.  Each option grant has an exercise price equal to $25.00, the closing price of the Company’s common stock on the Nasdaq Stock Market on February 16, 2011.   In addition, on February 16, 2011, the Compensation Committee approved the grant of restricted stock units (“RSUs”)  under the Plan to the following executive officers and in the following amounts: Mr. Karsan, 30,000 RSUs; Mr. Kanter, 30,000 RSUs; Mr. Volk, 10,000 RSUs; Mr. Jones, 3,000 RSUs; and Mr. Restivo, 13,000 RSUs.  Mr. Karsan's and Mr. Kanter's RSUs are subject to shareholder approval of an increase of shares under the Plan at the 2011 annual meeting of the shareholders.

Each Option and RSU will become vested and/or exercisable, as applicable, as follows:  (i) one fourth of such grant will vest on February 16, 2012, (ii) one fourth of such grant will vest on February 16, 2013; (iii) one fourth of such grant will vest on February 16, 2014 and (iv) one fourth of such grant will vest on February 16, 2015.  Each executive will have until 10 years from the date of the grant to exercise any vested Option.  Shares of the Compnay's common stock will be delivered to the executive upon vesting of the RSUs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENEXA CORPORATION

Date: February 18, 2011	By:	/s/ Donald F. Volk
Donald F. Volk
Chief Financial Officer